            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 14, 1999

                                 $500,000,000
                                                 Filed Pursuant to Rule 424(b)5
                                                     Registration No. 333-78027
[LOGO OF ADELPHIA APPEARS HERE]

                      Adelphia Communications Corporation

                   9 3/8% Senior Notes due November 15, 2009

                                 ------------

   We will pay interest on the Notes each May 15 and November 15. The first interest payment will be made on May 15, 2000.

   We may not redeem the Notes prior to their maturity on November 15, 2009, and the Notes will not be subject to any mandatory redemption or sinking fund payments.

   The underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, plus accrued interest, if any, from November 16, 1999.

   Investing in the Notes involves risks. See "Risk Factors" on page S-10 and page 4.

   Delivery of the Notes in book-entry delivery form only will be made on or about November 16, 1999.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

Credit Suisse First Boston                                 Salomon Smith Barney

                                 ------------

      BNY Capital Markets, Inc.
                   Chase Securities Inc.
                              Nesbitt Burns Securities Inc.
                                        PNC Capital Markets, Inc.
                                                    Scotia Capital Markets
                                                                  TD Securities

         The date of this prospectus supplement is November 10, 1999.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 ------------

                               TABLE OF CONTENTS

        Prospectus Supplement                          Prospectus


                                    Page
                                    ----
Prospectus Supplement Summary...... S-2
Risk Factors....................... S-10
Use of Proceeds.................... S-22
Capitalization..................... S-23
Description of the Notes........... S-24
Certain United States Federal Tax
 Considerations for Non-United
 States Holders.................... S-42
Underwriting....................... S-44
Notice to Canadian Residents....... S-45
Where You Can Find More
 Information....................... S-46
Legal Matters...................... S-47
Experts............................ S-47

                                     Page
                                     ----
Adelphia............................   2
Risk Factors........................   4
Ratio of Earnings to Fixed Charges
 and Preferred Stock Dividends......  16
Dilution............................  17
Use of Proceeds.....................  17
Description of Debt Securities......  18
Description of Capital Stock........  31
Book Entry Issuance.................  36
Plan of Distribution................  38
Where You Can Find More
 Information........................  40
Legal Matters.......................  41
Experts.............................  42

                                 ------------

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus supplement, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    Adelphia

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States, after giving effect to the recent cable system acquisitions and the pending swaps described in "Recent Developments." Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 7.9 million homes and served approximately 5.0 million basic subscribers as of June 30, 1999, after giving effect to the recent cable system acquisitions and the pending swaps described in "Recent Developments." After giving effect to these acquisitions and the pending swaps, our cable systems are organized into ten regional clusters: Los Angeles, Florida, New England, Midwest, Western New York, Virginia, Western Pennsylvania, Puerto Rico, Colorado Springs and Eastern Pennsylvania. Approximately 40% of our basic subscribers are located in our Los Angeles and Florida clusters and approximately 75% of our basic subscribers are located in our five largest clusters.

   Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of June 30, 1999, Adelphia Business Solutions was serving 40 metropolitan statistical areas and had sold 212,191 access lines of which 191,285 were installed, approximately 65% of which Adelphia Business Solutions provisioned on its own switches. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

Recent Developments

 Hyperion Name Change

   On July 1, 1999, Adelphia and Hyperion announced their decision to further combine the efforts of both companies and that Hyperion was changing the name under which it will be doing business to Adelphia Business Solutions. On October 25, 1999, after its stockholders approved the changing of its legal name, Hyperion filed an amendment to its certificate of incorporation formalizing the change from Hyperion Telecommunications, Inc. to Adelphia Business Solutions, Inc.

 Adelphia Business Solutions Shelf Registration

   On October 13, 1999, Adelphia Business Solutions filed a shelf registration statement with the SEC registering $1.5 billion of securities. The shelf became effective on October 22, 1999.

 October 1999 Common Stock Offering

   On October 6, 1999, Adelphia completed a public offering of 6.0 million shares of its Class A common stock at $57 per share. Net proceeds to Adelphia from this offering, after deducting offering expenses, were approximately $330.0 million. Adelphia initially invested the net proceeds in cash equivalents and advanced or contributed a portion of the remaining net proceeds to certain subsidiaries to repay borrowings under subsidiary credit agreements.

 October Rigas Direct Placement

   On October 1, 1999, we entered into a stock purchase agreement with Highland Holdings, a general partnership controlled by members of the family of John Rigas, under which Adelphia agreed to sell to Highland Holdings and Highland Holdings agreed to purchase 2.5 million shares of Adelphia Class B common stock. In this prospectus supplement, we will refer to this stock purchase as the October Rigas Direct Placement. The October Rigas Direct Placement will be at a per share price equal to $55.00, which is the public offering price less the underwriting discount in the October 6, 1999 public offering of Class A common stock described above, plus an interest factor. Closing on the October Rigas Direct Placement is to occur on or prior to July 2, 2000 as determined by Highland Holdings at its discretion. The agreement for the October Rigas Direct Placement is subject to customary closing conditions.

 Century Acquisition

   On October 1, 1999, Adelphia acquired Century Communications Corp., through a merger whereby Century was merged with and into a wholly owned subsidiary of Adelphia, Arahova Communications, Inc., pursuant to an agreement and plan of merger, dated as of March 5, 1999, and as amended on July 12, 1999 and as further amended on July 29, 1999. For ease of reference in this document, we will refer to the acquisition of Century as the Century acquisition, and the surviving corporation will be referred to as Arahova.

   In connection with the closing of the Century acquisition, Adelphia issued approximately 47.8 million new shares of Adelphia Class A common stock and paid approximately $811.9 million to the stockholders of Century, and assumed approximately $1.7 billion of debt. This transaction was approved by Century and Adelphia stockholders at their respective stockholders' meetings on October 1, 1999. As of August 31, 1999, Century had approximately 1,610,000 basic subscribers after giving effect to Century's pending joint venture with AT&T.

   At the effective time of the merger, Adelphia also purchased Citizens Cable Company's 50% interest in the Citizens/Century Cable Television Joint Venture, one of Century's 50% owned joint ventures, for a purchase price of approximately $157.5 million, comprised of approximately $27.7 million in cash, approximately 1.85 million shares of Adelphia Class A common stock and the assumption of indebtedness. This joint venture serves approximately 92,300 basic subscribers in California and was jointly owned by Century and Citizens Cable Company, a subsidiary of Citizens Utilities Company.

 FrontierVision Acquisition

   On October 1, 1999, Adelphia completed the acquisition of FrontierVision Partners, L.P. through ACC Operations, Inc. and Adelphia GP Holdings, LLC, wholly owned subsidiaries of Adelphia, that acquired all of the partnership interests of FrontierVision from its partners in exchange for approximately $543.3 million in cash, 7.0 million shares of Adelphia Class A common stock and assumed debt of approximately $1.1 billion. As of June 30, 1999, FrontierVision owned and operated cable television systems serving approximately 710,000 basic subscribers.

 Harron and Other Acquisitions

   On October 1, 1999, Adelphia completed the acquisition of Harron Communications Corp. by acquiring all of the outstanding common stock of Harron from the stockholders of Harron for approximately $852.7 million in cash and approximately $303.0 million in assumed debt. As of June 30, 1999, Harron had approximately 299,000 basic subscribers after giving effect to recent acquisitions by Harron involving systems with approximately 6,000 basic subscribers.

   In addition to the Century, FrontierVision and Harron acquisitions, the May 1999 cable system swap agreements described below, and the acquisition of Telesat's interests in Olympus described below, Adelphia also has consummated acquisitions covering an aggregate of approximately 102,000 additional basic subscribers for an aggregate price of approximately $484.5 million, on or prior to October 29, 1999.

 Telesat Stock Repurchase and Acquisition of Olympus Interests

   On January 29, 1999, Adelphia purchased from subsidiaries of Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia's stock owned by those Telesat subsidiaries. Adelphia purchased 1,091,524 shares of Adelphia Class A common stock and 20,000 shares of its Series C cumulative convertible preferred stock which were convertible into an additional 2,358,490 shares of Adelphia Class A common stock. These shares represented 3,450,014 shares of Adelphia Class A common stock on a fully converted basis. At that time Adelphia also agreed to acquire Telesat's equity interests in Olympus Communications, L.P., a non-consolidated joint venture between Adelphia and Telesat. This acquisition closed on October 1, 1999. Olympus owns and operates cable television systems which as of June 30, 1999 served approximately 641,000 basic subscribers. The aggregate purchase price for this transaction was approximately $108.0 million.

 May 1999 Cable System Swap Agreements

   On May 26, 1999, Adelphia announced that it had agreed to exchange certain cable systems with Comcast Corporation and Jones Intercable, Inc. in a geographic rationalization of the companies' respective markets. As a result of this transaction, Adelphia would add approximately 440,000 basic subscribers in Los Angeles, California and West Palm/Fort Pierce, Florida. In exchange, Comcast and Jones would receive systems currently owned, managed or under contract to be acquired by Adelphia serving approximately 464,000 basic subscribers in suburban Philadelphia, Pennsylvania, Ocean County, New Jersey, Ft. Myers, Florida, Michigan, New Mexico and Indiana. All systems involved in the transactions will be valued by agreement between the parties or, following a failure to reach agreement, by independent appraisals, and any difference in relative value will be funded with cash or additional cable systems. The system exchanges are subject to customary closing conditions and regulatory approvals and are expected to close by mid-2000.

 April 1999 Series D Convertible Preferred Stock Offering

   On April 30, 1999, and in a related transaction on May 14, 1999, Adelphia consummated an offering of 2.5 million shares, plus an additional 375,000 shares pursuant to an underwriters' overallotment option, of 5 1/2% Series D Convertible Preferred Stock, liquidation preference $200 per share. Net proceeds to Adelphia from this offering, after deducting offering expenses, were approximately $557.0 million. Adelphia invested a portion of the net proceeds in cash equivalents and advanced or contributed the remaining net proceeds to certain subsidiaries to repay borrowings under subsidiary credit agreements, a portion of which was reborrowed to fund the acquisitions which closed on October 1, 1999.

 April 1999 Common Stock Offering

   On April 28, 1999, Adelphia consummated an offering of 8.0 million shares of Class A common stock. Net proceeds to Adelphia from this offering, after deducting offering expenses, were approximately $485.5 million. Adelphia advanced or contributed the net proceeds to certain subsidiaries to repay borrowings under subsidiary credit agreements, a portion of which was reborrowed to fund the acquisitions which closed on October 1, 1999.

 April 1999 Senior Notes Offering

   On April 28, 1999, Adelphia consummated an offering of $350 million of 7 7/8% Senior Notes due 2009. Net proceeds from this offering, after deducting offering expenses, were approximately $345.0 million. The net proceeds were used to repay borrowings under subsidiary credit agreements, a portion of which was reborrowed to fund the acquisitions which closed on October 1, 1999.

 April Rigas Direct Placement

   On April 9, 1999, Adelphia entered into a stock purchase agreement with Highland Holdings, a general partnership controlled by members of the family of John J. Rigas, pursuant to which Adelphia agreed to sell to Highland Holdings and Highland Holdings agreed to purchase $375.0 million of Adelphia Class B common stock. We will refer to this purchase as the April Rigas Direct Placement. The purchase price for the Class B common stock will be $60.76 per share, which is equal to the public offering price in Adelphia's April 28, 1999 public offering of Class A common stock described above less the underwriting discount, plus an interest factor. Closing under this stock purchase agreement is to occur on or prior to January 23, 2000 as determined by Highland Holdings at its discretion.

 March 1999 Adelphia Business Solutions Notes Offering

   On March 2, 1999, Adelphia Business Solutions issued $300.0 million of 12% Senior Subordinated Notes due 2007. An entity controlled by members of the Rigas family purchased $100.0 million of the $300.0 million of Senior Subordinated Notes directly from Adelphia Business Solutions at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $292.0 million have been or will be used to fund Adelphia Business Solutions' acquisition of interests held by local partners in certain of its networks, for capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

   For other recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.
                                  ------------

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  The Offering

Issuer................................ Adelphia Communications Corporation

Securities Offered.................... $500.0 million in aggregate principal amount of 9 3/8% Senior
                                       Notes due 2009. For ease of
                                       reference, we will refer to the 9
                                       3/8% Senior Notes due 2009 as the
                                       Notes.

Maturity Date......................... The Notes will mature on November
                                       15, 2009.

Interest Payment Dates................ May 15 and November 15 each year commencing on May 15, 2000.

Redemption............................ The Notes will not be redeemable prior to maturity and will not be
                                       subject to any mandatory redemption
                                       or sinking fund payments.

Ranking............................... . The Notes are unsecured indebtedness of the Adelphia
                                         Parent Company ranking pari passu
                                         with other unsubordinated
                                         indebtedness of the Adelphia
                                         Parent Company and senior in
                                         right of payment to any future
                                         subordinated indebtedness of the
                                         Adelphia Parent Company.

                                       . The operations of the Adelphia
                                         Parent Company are conducted
                                         through its subsidiaries.
                                         Therefore, the Adelphia Parent
                                         Company is dependent on the
                                         earnings, if any, and cash flow
                                         of and distributions from its
                                         subsidiaries to meet its debt
                                         obligations, including its
                                         obligations with respect to the
                                         Notes. Because the assets of its
                                         subsidiaries and other
                                         investments constitute
                                         substantially all of the assets
                                         of Adelphia Parent Company, and
                                         because those subsidiaries and
                                         other investments will not
                                         guarantee the payment of
                                         principal of and interest on the
                                         Notes, the claims of holders of
                                         the Notes effectively will be
                                         subordinated to the claims of
                                         creditors of those entities.

                                       . As of June 30, 1999, on an as
                                         adjusted basis, after giving
                                         effect to the application of the
                                         net proceeds from the offering of
                                         the Notes, and the transactions
                                         described in "Recent

                                         Developments," the Notes would
                                         have been effectively
                                         subordinated to $6.0 billion of
                                         indebtedness and redeemable
                                         preferred stock of Adelphia's
                                         subsidiaries; and our total
                                         indebtedness would have been
                                         approximately $8.6 billion.

                                       . The Adelphia Parent Company's
                                         ability to access the cash flow
                                         of its subsidiaries is subject to
                                         significant contractual
                                         restrictions. You should read
                                         "Risk Factors--Holding Company
                                         Structure and Potential Impact of
                                         Restrictive Covenants in
                                         Subsidiary Debt Agreements" and
                                         "Description of the Notes" for
                                         more information.

Certain Covenants..................... . The Indenture pursuant to which the Notes will be issued contains
                                         certain restrictions on, among
                                         other things:

                                         .  the incurrence of indebtedness,

                                         .  mergers and sales of assets,

                                         .  changes of control,

                                         .  the payment of dividends on,
                                            or the repurchase of, capital
                                            stock of Adelphia, and

                                         .  certain other restricted
                                            payments by Adelphia and its
                                            restricted subsidiaries and
                                            certain transactions with and
                                            investments in affiliates.

                                       . The Indenture permits Adelphia's
                                         subsidiaries to incur substantial
                                         additional indebtedness.

Change of Control..................... . Upon some change of control events, you will have the right
                                         to require Adelphia to purchase
                                         your Notes at a price equal to
                                         100% of the aggregate principal
                                         amount thereof, plus accrued and
                                         unpaid interest and liquidated
                                         damages, if any, to the date of
                                         purchase. You should read
                                         "Description of the Notes--
                                         Covenants--Change of Control
                                         Offer."

                                       . We cannot give you any assurances
                                         that we will have adequate
                                         financial resources to effect a
                                         required repurchase of the Notes
                                         if a change of control event
                                         occurs.

                                       . Our failure to make a required
                                         repurchase of the Notes if such a
                                         change in control occurs would be
                                         an Event of Default under the
                                         Indenture.


Use of Proceeds....................... The net proceeds of the offering, after deducting offering expenses,
                                       are estimated to be approximately
                                       $495.5 million, a portion of which
                                       will be used to redeem the $125
                                       million aggregate principal amount
                                       of our 11 7/8% Senior Debentures
                                       due 2004 at 104.5% of principal
                                       plus accrued interest, and the
                                       remainder will be contributed to
                                       Adelphia subsidiaries and used to
                                       repay borrowings under revolving
                                       credit facilities of such
                                       subsidiaries, all of which, subject
                                       to compliance with the terms of and
                                       maturity of the revolving credit
                                       facilities, may be reborrowed and
                                       used for general corporate purposes
                                       such as acquisitions, capital
                                       expenditures, investments
                                       (including investments in our
                                       subsidiaries) or other corporate
                                       purposes. Nothing in this
                                       prospectus supplement shall
                                       constitute an official notice of
                                       redemption of our 11 7/8% Senior
                                       Debentures. That notice, when made,
                                       will be made separately in
                                       accordance with the indenture
                                       relating to those 11 7/8% Senior
                                       Debentures.

                                  RISK FACTORS

   Before you invest in our Notes, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement before you decide to purchase our Notes.

High Level Of Indebtedness

   As of June 30, 1999,    Adelphia has a substantial amount of debt. We
we owed approximately      borrowed this money to purchase and to expand our
$3.8 billion and as of     cable systems and other operations and, to a lesser
that date we would have    extent, for investments and loans to our
owed $9.2 billion had we   affiliates. At June 30, 1999, our indebtedness
acquired FrontierVision,   totaled approximately $3.8 billion. This included
Harron and Olympus and     approximately:
closed the Century
acquisition prior to
that date. Our high
level of indebtedness
can have important
adverse consequences to
us and to you.

                           . $2.4 billion of Adelphia Parent Company public debt;

                           . $601.7 million of debt owed by our subsidiaries to banks, other financial institutions and other persons; and

                           . $786.7 million of public debt owed by Adelphia Business Solutions, Adelphia's subsidiary, which is a super-regional provider of integrated communications services.

                           Arahova and its subsidiaries have substantial indebtedness. At August 31, 1999, Arahova and its subsidiaries had long-term debt of approximately $2.6 billion (exclusive of current maturities of $290.0 million), including approximately $1.9 billion principal amount of public indebtedness under indentures, $963.0 million of indebtedness under four credit agreements entered into by subsidiaries of Arahova and various banks and $80.0 million of indebtedness under a note agreement entered into by a subsidiary of Arahova. Arahova is the surviving corporation in the Century acquisition, which closed on October 1, 1999.

                           FrontierVision and its subsidiaries have substantial indebtedness. At the time of the closing of the FrontierVision acquisition, FrontierVision and its subsidiaries had nonaffiliate long-term debt of approximately $1.1 billion, including approximately $662.5 million owed to banks under a credit agreement and approximately $468.9 million owed under indentures for public notes. FrontierVision was acquired on October 1, 1999.

                           At the time of the closing of the Harron acquisition on October 1, 1999, we assumed approximately $303.0 million of debt.

                           Olympus also had approximately $207.5 million of debt as of June 30, 1999. Olympus was consolidated with Adelphia upon Adelphia's acquisition of Telesat's interests in Olympus.

                           The Century, FrontierVision, Olympus and Harron acquisitions are reflected in Adelphia's unaudited condensed consolidated pro forma financial statements incorporated by reference in this prospectus supplement.

   We may need to
refinance significant      Under the indentures for Arahova's public notes
Arahova indebtedness       which were assumed as part of the Century
that we have assumed.      acquisition, Arahova is required to make an offer
                           to purchase the public notes if the merger results in the public notes being downgraded to a specified level by certain national rating agencies. Upon announcement of the merger, certain rating agencies announced that the Arahova notes were under review with a view to a downgrade to a level which would not require Arahova to make an offer to repurchase public notes. In the event that Arahova would be required to make an offer to repurchase the public notes at 101% of the amount of the notes and a significant amount of notes were tendered to Arahova for repurchase, this could materially decrease Adelphia's liquidity.

   We may need to          As a result of our acquiring FrontierVision, the
refinance significant      indentures for FrontierVision's public debt
FrontierVision             required that FrontierVision make an offer to
indebtedness that we       repurchase all of its public notes at 101% of its
have assumed.              principal amount plus accrued interest, for an
                           aggregate repurchase price of $476.2 million.
                           FrontierVision has made the required offers to purchase which expire on November 30, 1999 and December 3, 1999. In the event that a significant amount of notes are tendered to FrontierVision for repurchase, this could materially decrease
                           Adelphia's liquidity.

   Debt service consumes   Our high level of indebtedness can have important
a substantial portion of   adverse consequences to us and to you. It requires
the cash we generate.      that we spend a substantial portion of the cash we
This could affect our      get from our business to repay the principal and
ability to invest in our   interest on these debts. Otherwise, we could use
business in the future     these funds for general corporate purposes or for
as well as to react to     capital improvements. Our ability to obtain new
changes in our industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at June 30, 1999, the Adelphia Parent Company had approximately $148.3 million and Adelphia Business
                           Solutions had approximately $244.2 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 29% of    Our debt comes due at various times up to the year
our debt outstanding at    2009, including an aggregate of approximately $1.1
June 30, 1999 must be      billion as of June 30, 1999, which we must pay by
repaid by January 1,       December 31, 2004.
2004 and all of it must
be paid by 2009.

                           As discussed above, Arahova, FrontierVision, Harron and Olympus also have a substantial amount of debt. Under its current terms, this debt comes due at various times up to the year 2017, including an aggregate of approximately $1.1 billion as of June 30, 1999 (May 31, 1999 as to Arahova), which must be paid over the next five years. In addition, we have made offers to purchase at least $468.9 million of this debt as a result of the FrontierVision transaction and as described above we could be required to offer to purchase additional debt as a result of the Century acquisition.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be
Able To Upgrade Our
Plant, Offer Services,
Make Payments When Due
Or Refinance Existing
Debt

                           . constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                           .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Negative       The Total Convertible Preferred Stock, Common Stock
Stockholders' Equity And   and Other Stockholders' Equity at June 30, 1999 was
Large Losses And We        approximately $267.7 million.
Expect This To Continue

                           Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                           . fiscal year ended March 31, 1997--$130.6 million;

                           . fiscal year ended March 31, 1998--$192.7 million;

                           . nine months ended December 31, 1998--$135.8 million; and

                           .  six months ended June 30, 1999--$97.6 million.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have
been insufficient to pay   Our earnings could not pay for our combined fixed
for our fixed charges      charges and preferred stock dividends during these
and preferred stock        periods by the amounts set forth in the table
dividends.                 below, although combined fixed charges and
                           preferred stock dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business
                           Solutions' preferred stock dividends:

                                                         Earnings  Non-Cash
                                                        Deficiency Charges
                                                        ---------- --------
                                                          (in thousands)
                 . fiscal year ended March 31, 1997      $ 61,848  $165,426
                 . fiscal year ended March 31, 1998      $113,941  $195,153
                 . nine months ended December 31, 1998   $116,899  $186,022
                 . six months ended June 30, 1999        $ 81,014  $152,406

                           Historically, the cash we generate from our
   If we cannot            operating activities and borrowings has been
refinance our debt         sufficient to meet our requirements for debt
including debt incurred    service, working capital, capital expenditures and
in connection with the     investments in and advances to our affiliates, and
acquisitions of            we have depended on additional borrowings to meet
FrontierVision, Century,   our liquidity requirements. Although in the past we
Harron and Telesat's       have been able both to refinance our debt and to
interest in Olympus or     obtain new debt, there can be no guarantee that we
obtain new loans, we       will be able to continue to do so in the future or
would likely have to       that the cost to us or the other terms which would
consider various           affect us would be as favorable to us as current
financing options. We      loans and credit agreements. Under these
cannot guarantee that      circumstances, we may need to consider various
any options available to   financing options, such as the sale of additional
us would enable us to      equity or some of our assets to meet the principal
repay our debt in full.    and interest payments we owe, negotiate with our
                           lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

                           On an as adjusted basis, after giving effect to the application of the net proceeds from the offering of the Notes and the transactions described in "Recent Developments," our earnings were insufficient to cover our combined fixed charges and preferred stock dividends by approximately $510.4 million for the nine months ended December 31, 1998 and approximately $344.6 million for the six months ended June 30, 1999.

Competition
                           The telecommunications services provided by
                           Adelphia are subject to strong competition and potential competition from various sources.

   Our cable television
business is subject to     Our cable television systems compete with other
strong competition from    means of distributing video to home televisions
several sources which      such as Direct Broadcast Satellite systems,
could adversely affect     commonly known as DBS systems, and Multichannel
revenue or revenue         Multipoint Distribution systems commonly known as
growth.                    wireless cable. Some of the regional Bell telephone
                           operating companies and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business.

                           In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises.

                           The equipment which telephone companies use in providing local exchange service may give them competitive advantages over Adelphia in distributing video to home televisions. The regional Bell telephone operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                           Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services (xDSL) that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators (e.g., MMDS) are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers
                           (ISPs) in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

   Adelphia Business       In each of the markets served by Adelphia Business
Solutions' operations      Solutions' networks, the competitive local exchange
are also subject to risk   carrier services offered by Adelphia Business
because Adelphia           Solutions compete principally with the services
Business Solutions         offered by the incumbent local telephone exchange
competes principally       carrier company serving that area. Local telephone
with established local     companies have long-standing relationships with
telephone carriers that    their customers, have the potential to subsidize
have long-standing         competitive services from monopoly service
utility relationships      revenues, and benefit from favorable state and
with their customers and   federal regulations. The merger of Bell Atlantic
pricing flexibility for    and NYNEX created a very large company whose
local telephone            combined territory covers a substantial portion of
services.                  Adelphia Business Solutions' markets. Other
                           combinations are occurring in the industry. Mergers are pending between SBC and Ameritech, Bell
                           Atlantic and GTE and Qwest and US West, which may have a material adverse effect on Adelphia Business
                           Solutions' ability to compete and terminate and originate calls over Adelphia Business Solutions' networks.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business Solutions' markets to do the following:

                           .  lower their rates substantially;

                           . engage in aggressive volume and term discount pricing practices for their customers; or

                           . charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell    The regional Bell telephone operating companies can
telephone operating        now obtain regulatory approval to offer long
companies could get        distance services if they comply with the local
regulatory approval to     market opening requirements of the federal
offer long distance        Telecommunications Act of 1996. To date, the FCC
service in competition     has denied the requests for approval filed by
with Adelphia Business     regional Bell operating companies in Adelphia
Solutions' significant     Business Solutions' operating areas. However, Bell
customers, some of         Atlantic's recent petition to provide long distance
Adelphia Business          services originating in New York may soon be
Solutuions' major          approved. An approval of such a request could
customers could lose       result in decreased market share for the major long
market share.              distance carriers which are among Adelphia Business
                           Solutions' significant customers. This could have a material adverse effect on Adelphia Business
                           Solutions.

                           In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks.

   The regional Bell
telephone companies        Some of the regional Bell operating companies have
continue to seek other     also recently filed petitions with the FCC
regulatory approvals       requesting waivers of other obligations under the
that could significantly   federal Telecommunications Act of 1996. These
enhance their              involve services Adelphia Business Solutions also
competitive position       provides such as high speed data, long distance,
against Adelphia           and services to ISPs. If the FCC grants the
Business Solutions.        regional Bell operating companies' petitions, this
                           could have a material adverse effect on Adelphia
                           Business Solutions.

   Potential competitors   Potential competitors for Adelphia Business
to Adelphia Business       Solutions include other competitive local exchange
Solutions'                 carriers, incumbent local telephone companies which
telecommunications         are not subject to regional Bell operating
services include the       companies' restrictions on offering long distance
regional Bell telephone    service, AT&T, MCIWorldCom, Sprint and other long
companies, AT&T,           distance carriers, cable television companies,
MCIWorldCom and Sprint,    electric utilities, microwave carriers, wireless
electric utilities and     telecommunications providers, and private networks
other companies that       built by large end users. Both AT&T and MCIWorldCom
have advantages over       offer local telephone services in some areas of the
Adelphia Business          country and are expanding their networks. AT&T and
Solutions.                 Tele-Communications, Inc. also recently merged, and
                           MCI WorldCom and Sprint announced that they will merge. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business
                           Solutions' services when entering the market for local exchange services.

                           Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

We Are Subject To          The cable television industry and the provision of
Extensive Regulation       local telephone exchange services are subject to
                           extensive regulation at the federal, state and
   Our cable television    local levels, and many aspects of such regulation
and telecommunications     are currently the subject of judicial proceedings
businesses are heavily     and administrative or legislative proposals. In
regulated as to rates we   particular, FCC regulations limit our ability to
can charge and other       set and increase rates for our basic service
matters. This regulation   package and for the provision of cable television-
could limit our ability    related equipment. The law permits certified local
to increase rates, cause   franchising authorities to order refunds of rates
us to decrease then        paid in the previous 12-month period determined to
current rates or require   be in excess of the permitted reasonable rates. It
us to refund previously    is possible that rate reductions or refunds of
collected fees.            previously collected fees may be required in the
                           future. In addition, the FCC has commenced a proceeding to determine whether cable operators will be required to carry the digital signals of broadcast television stations. Such a requirement could require the removal of popular programming services with materially adverse results for cable operators.

                           We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                           Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                           Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. Recently, a federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer and that decision has been appealed to the U.S. Court of Appeals for the Ninth Circuit. If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal             The federal Telecommunications Act of 1996
Telecommunications Act     substantially changed federal, state and local laws
of 1996 may have a         and regulations governing our cable television and
significant impact on      telecommunications businesses. This law could
our cable television and   materially affect the growth and operation of the
telephone businesses.      cable television industry and the cable services we
                           provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

Unequal Voting Rights
Of Stockholders            Adelphia has two classes of common stock--Class A
                           which carries one vote per share and Class B which carries ten votes per share. Under Adelphia's
                           Certificate of Incorporation, the Class A shares elect only one of our eight directors.

Control Of Voting Power    While the public owns a majority of the outstanding
By The Rigas Family        shares of Adelphia's Class A common stock, the
                           Rigas family owns about 13% of those shares as of
   The Rigas family can    November 9, 1999, as well as substantially all of
control stockholder        the outstanding shares of Class B common stock. The
decisions on very          Rigas family has also agreed to acquire
important matters.         approximately 6,200,000 and 2,500,000 shares of
                           Class B common stock in the April Rigas Direct
                           Placement and the October Rigas Direct Placement, respectively, which when consummated will result in the Rigas family beneficially owning shares representing approximately 26% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 68% of the total voting power of Adelphia's shares. The Rigas family also owns shares of Adelphia's 8 1/8% Series C cumulative convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors, and if they converted their convertible preferred stock might be able to elect all nine directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place restrictions on transactions between us and our affiliates.

Holding Company
Structure And Potential    The Adelphia Parent Company directly owns no
Impact Of Restrictive      significant assets other than stock, partnership
Covenants In Subsidiary    interests and equity and other interests in our
Debt Agreements            subsidiaries and in other companies. This creates
                           risks regarding our ability to provide cash to the Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

                           The public indentures and the credit agreements for
   The Adelphia Parent     bank and other financial institution loans of our
Company depends on its     subsidiaries and other companies in which we have
subsidiaries and other     invested, restrict their ability and the ability of
companies in which it      the companies they own to make payments to the
has investments to fund    Adelphia Parent Company. These agreements also
its cash needs.            place other restrictions on the borrower's ability
                           to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

We May Not Have The        The Indenture and most of Adelphia's other public
Resources To Repurchase    debt indentures contain provisions requiring
The Notes Upon A Change    Adelphia, upon a change of control, to offer to
of Control                 redeem the Notes and certain of Adelphia's other
                           debt. In the event a change of control occurs, there is no assurance that Adelphia will have the ability to make an offer to redeem the Notes, that it will have sufficient funds to repurchase all of the Notes or that it would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase the Notes. Failure to do so would constitute an event of default under our indentures.

No Public Market Exists    The Notes are new securities for which there is
For The Notes              currently no market. Adelphia does not intend to
                           apply for listing of the Notes on any securities exchange or automated quotation system. Although the underwriters have advised Adelphia that they currently intend to make a market in the Notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. There can be no assurance that any market for the Notes will develop, or that such a market will provide liquidity for holders of the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, Adelphia's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused the prices of securities similar to the Notes to fluctuate dramatically. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruption.

Our Acquisitions And       Because we are experiencing a period of rapid
Expansion Could Involve    expansion through acquisition, the operating
Operational And Other      complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                           The Century, FrontierVision and Harron acquisitions and some of our other recent acquisitions involve the acquisition of companies that have previously operated independently. We may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

                           Because the cable systems acquired in the Century, FrontierVision and Harron acquisitions are in the same industry as those of Adelphia, the acquired systems will generally be subject to the same risks as those of Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

Year 2000 Issues Present   The year 2000 issue refers to the potential
Risks To Our Business      inability of computerized systems and technologies
Operations In Several      to properly recognize and process dates beyond
Ways                       December 31, 1999. This could present risks to the
                           operation of our business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                           . information processing and financial reporting systems;

                           .  customer billing systems;

                           .  customer service systems;

                           . telecommunication transmission and reception systems; and

                           .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or its inability to become compatible with third parties with which we have a material relationship, including parties acquired by us, may have a material adverse effect on Adelphia, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus supplement that are
Prospectus Supplement      not historical facts are "forward-looking
Are Subject To Risks And   statements" and can be identified by the use of
Uncertainties              forward-looking terminology such as "believes,"
                           "expects," "may," "will," "should," "intends" or
                           "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus supplement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Transition Report on Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information related to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus supplement are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds of the offering of the Notes, after deducting offering expenses, are estimated to be approximately $495.5 million. A portion of these net proceeds will be used to redeem $125 million aggregate principal amount of our 11 7/8% Senior Debentures due 2004 at 104.5% of principal plus accrued interest, and the remainder will be contributed to Adelphia subsidiaries and used to repay borrowings under revolving credit facilities of such subsidiaries, all of which, subject to compliance with the terms of and maturity of the revolving credit facilities, may be reborrowed and used for general corporate purposes such as acquisitions, capital expenditures, investments (including investments in our subsidiaries) or other corporate purposes. As of June 30, 1999, the average effective interest rate charged on borrowings under such subsidiary credit facilities was approximately 6.5%.

                                 CAPITALIZATION
                (dollars in thousands except par value amounts)

   The following table sets forth the cash and cash equivalents and capitalization of Adelphia as of June 30, 1999, on an actual and as adjusted basis to reflect the offering of the Notes and the transactions described in "Recent Developments." This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                           June 30, 1999
                                                    ----------------------------
                                                      Actual     As Adjusted (b)
                                                    -----------  ---------------
Cash and cash equivalents.........................  $   802,701   $    370,553
U.S. government securities--pledged...............       44,178         44,178
                                                    -----------   ------------
  Total cash, cash equivalents and U.S. government
   securities--pledged............................  $   846,879    $   414,731
                                                    ===========   ============
Long-term debt including current maturities (a):
  Subsidiary debt.................................  $ 1,388,412    $ 5,774,606
  Parent debt.....................................    2,406,127      2,781,127
                                                    -----------   ------------
    Total long-term debt including current
     maturities...................................    3,794,539      8,555,733
                                                    -----------   ------------
Adelphia Business Solutions redeemable
 exchangeable preferred stock.....................      244,153        244,153
                                                    -----------   ------------
Redeemable exchangeable preferred stock...........      148,277        148,277
                                                    -----------   ------------
Convertible preferred stock, common stock and
 other stockholders' equity (c):
  8 1/8% Series C cumulative convertible preferred
   stock ($100,000 liquidation preference)........            1              1
  5 1/2% Series D convertible preferred stock
   ($575,000 liquidation preference)..............           29             29
  Class A common stock, $.01 par value,
   1,200,000,000 shares authorized; 51,419,867
   shares issued on an Actual basis and
   113,022,635 shares issued on an As Adjusted
   basis..........................................          514          1,130
  Class B common stock, $.01 par value,
   300,000,000 shares authorized; 10,834,476
   shares outstanding on an Actual basis and
   19,506,300 shares outstanding on an As Adjusted
   basis..........................................          108            195
Additional paid-in capital........................    2,317,383      6,280,528
Accumulated deficit...............................   (1,842,991)    (1,848,616)
Class A common stock held in escrow...............      (58,099)            --
Treasury stock, at cost, 1,091,524 shares of Class
 A common stock and 20,000 shares of 8 1/8% Series
 C cumulative convertible preferred stock ........     (149,213)      (149,213)
                                                    -----------   ------------
    Total convertible preferred stock, common
     stock and other stockholders' equity ........      267,732      4,284,054
                                                    -----------   ------------
      Total capitalization........................  $ 4,454,701    $13,232,217
                                                    ===========   ============

--------
(a) See Note 3 to Adelphia's consolidated financial statements in the Form 10-K for a description of long-term debt of Adelphia and its subsidiaries. See "The Company--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Form 10-K and the Form 10-Qs.
(b) Gives effect to (i) the application of the net proceeds of approximately $495.5 million from the offering of the Notes as described in "Use of Proceeds," and (ii) the transactions described in "Recent Developments."
(c) Authorized share amounts give effect to the amendments to our Certificate of Incorporation that were approved at our annual stockholders' meeting and effective on October 25, 1999. Actual Class A and Class B common stock authorized as of June 30, 1999 was 200,000,000 shares and 25,000,000, respectively.

                            DESCRIPTION OF THE NOTES

   Adelphia will issue the Notes under an Indenture, as supplemented by a supplemental indenture (the "Indenture") between Adelphia and Bank of Montreal Trust Company, or trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

   The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as a holder of the Notes. We will file a copy of the supplemental indenture as an exhibit to a Form 8-K that will be incorporated by reference into the registration statement which includes this prospectus supplement. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

General

   The Notes are general senior unsecured obligations of Adelphia and are effectively subordinate in right of payment to the liabilities of Adelphia's subsidiaries. See "Subordination to Subsidiary Debt" and "Certain Definitions" below.

   The Notes will mature on November 15, 2009. Adelphia will pay interest on the Notes on May 15 and November 15 of each year, commencing May 15, 2000, to the persons who are registered holders at the close of business on the April 30 and October 30 immediately preceding the interest payment date. Interest on the Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

   The Notes will be issued only in fully registered form without coupons and will be issued in denominations of $1,000 and integral multiples thereof.

   The Indenture and the existing indentures under which Adelphia's other public debt were issued contain covenants which may afford holders of Adelphia's other public debt certain protections regarding leverage and the incurrence of indebtedness. These include covenants which limit the amount of additional indebtedness that may be incurred by Adelphia and its subsidiaries, which restrict mergers and consolidations by Adelphia unless after giving effect to the transaction the consolidated fixed charge ratio of the surviving entity satisfies certain compliance tests, and which require such Notes and Adelphia's other public debt to be secured equally and ratably with other indebtedness in certain circumstances where Adelphia creates or assumes liens on its property or assets in connection therewith. See "Covenants" below.

   On the date of the Indenture, the Unrestricted Subsidiaries, as that term is defined in the Indenture, of Adelphia included Adelphia Business Solutions, Global Cablevision, Inc., Orchard Park Cablevision, Inc. and the FrontierVision companies, their respective subsidiaries and certain other subsidiaries.

   The Notes are not redeemable and there is no mandatory redemption or sinking fund prior to maturity.

Subordination to Subsidiary Debt

   All liabilities of Adelphia's subsidiaries will be effectively senior in right of payment to the Notes. As of June 30, 1999 and as adjusted for the Notes offering and the transactions described in "Recent Developments," the total public indebtedness and indebtedness of such subsidiaries to banks and institutions, on a consolidated basis, aggregated approximately $5.8 billion. See "Risk

Factors-- Holding Company Structure and Potential Impact of Restrictive Covenants in Subsidiary Debt Agreements." In addition, at June 30, 1999, Adelphia Business Solutions had $244.2 million in redeemable preferred stock.

Covenants

  The Indenture will contain, among others, the following covenants. Except as otherwise specified, all of the covenants described below will appear in the Indenture.

   Limitation on Indebtedness. Adelphia will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an "incurrence"), any Indebtedness unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than the product of the Annualized Pro Forma EBITDA for the latest fiscal quarter preceding such incurrence for which financial statements are available, multiplied by 8.75.

   Notwithstanding the above, the Indenture will not limit the incurrence of Indebtedness which is incurred by Adelphia or its Restricted Subsidiaries for working capital purposes or capital expenditures with respect to plant, property and equipment of Adelphia and its Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000. Further, the Indenture will not limit Permitted Refinancing Indebtedness, subject to the provisions of the covenant set forth under "Limitation on Restricted Payments."

   Limitation on Restricted Payments. So long as any of the Notes remain outstanding, Adelphia shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment (as defined below) if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment, or (b) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after January 1, 1993 (the amount of any Restricted Payment, if other than cash, to be based upon fair market value as determined in good faith by Adelphia's Board of Directors whose determination shall be conclusive) would exceed an amount equal to the greater of (i) the sum of $5,000,000 or (ii) the difference between (a) the Cumulative Credit (as defined below) and (b) the sum of the aggregate amount of all Restricted Payments, and all Permitted Investments made pursuant to clause (v) of the definition of "Permitted Investments," made on or after January 1, 1993 plus
1.2 times Cumulative Interest Expense (as defined above).

   Mergers and Consolidations. Adelphia may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) Adelphia shall be the continuing Person, or the Person (if other than Adelphia) formed by such consolidation or into which Adelphia is merged or to which the properties and assets of Adelphia are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Adelphia under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis for the most recent quarter, the pro forma Consolidated Fixed Charge Ratio of the surviving entity shall be at least 1:1; provided that, if the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction is within the range set forth in Column A below, then the pro forma Consolidated Fixed Charge Ratio of the surviving entity after giving effect to such transaction shall be at least equal to the greater of the percentage of the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction set forth in Column B or the ratio set forth in Column C below:

               A                                 B                                           C
             -----                             -----                                       ------
      1.1111:1 to 1.4999:1                      90%                                        1.00:1
         1.5 and higher                         80%                                        1.35:1

and provided, further, that if the pro forma Consolidated Fixed Charge Ratio of the surviving entity is 2:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such proviso.

   In connection with any consolidation, merger or transfer contemplated by this provision, Adelphia shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

   Limitations on Investment in Affiliates and Unrestricted Subsidiaries. After the date of the Indenture, Adelphia may not, nor will Adelphia allow any Restricted Subsidiary to, make a Restricted Investment other than by way of Permitted Investments unless pro forma for such Restricted Investment the Leverage Ratio of Adelphia does not exceed 7.75:1.

   Covenant to Secure Notes Equally. Except for Liens created or assumed by Adelphia in connection with the acquisition of real property or equipment to be used by Adelphia in the operation of its business which do not secure Indebtedness in excess of the purchase price of such real property or equipment, Adelphia covenants that, if it shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, it will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness of Adelphia secured by such Lien, as long as any such other Indebtedness of Adelphia shall be so secured. The restriction imposed by this covenant shall not apply with respect to a Lien, including a pledge of Capital Stock of a Subsidiary or an Affiliate, to secure Indebtedness which is an obligation of such Subsidiary or Affiliate and not an obligation of Adelphia.

   Limitation on Transactions with Affiliates. Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction with any Affiliate upon terms which would be any less favorable than those obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a person which is not an Affiliate. Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction (or series of related transactions) involving in the aggregate $1,000,000 or more with any Affiliate except for (i) the making of any Restricted Payment, (ii) any transaction or series of transactions between Adelphia and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of its Restricted Subsidiaries is owned by an Affiliate), and (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Adelphia or any of its Restricted Subsidiaries, so long as the Board of Directors of Adelphia in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and provided further that for any Asset Sale, or a sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) of an interest in a Restricted Investment, involving an amount greater than $25,000,000, such Asset Sale or transfer of interest in a Restricted Investment is for fair value as determined by an opinion of a nationally recognized investment banking firm filed with the Trustee. Notwithstanding the foregoing, such provision will not prohibit any such transaction which is determined by the independent members of the Board of Directors of Adelphia, in their reasonable, good faith judgment (as evidenced by a Board Resolution filed with the Trustee) to be (a) in the best interests of Adelphia or such Restricted Subsidiary, and (b) upon terms which would be obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate.

   Limitation on Sale of Assets. Neither Adelphia nor a Restricted Subsidiary shall sell an asset (including Capital Stock of Restricted Subsidiaries) or reclassify a Restricted Subsidiary existing on the date of the Indenture as an Unrestricted Subsidiary (a "Reclassification") unless (a) in the case of an asset sale, (i) at least 75% of the net proceeds received by Adelphia or such Restricted Subsidiary is in cash, cash equivalents or common or preferred Capital Stock or debt securities issued by a Person which has Investment Grade Senior Debt, and (ii) cash proceeds from the asset sale are used to reduce debt and such debt reduction results in Adelphia's Leverage Ratio being lower pro forma after such asset sale than prior to such asset sale, or (b) in the case of an asset sale or Reclassification, pro forma for such asset sale or Reclassification the Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than 7.75 multiplied by Annualized Pro Forma EBITDA, provided that in no case under either clause (a) or (b) shall Adelphia undertake an asset sale or Reclassification, if pro forma for such an asset sale or Reclassification Adelphia and its Restricted Subsidiaries would be the owners of fewer than 75% of the cable systems (measured on the basis of basic subscribers as of February 22, 1994) owned by Adelphia and its Restricted Subsidiaries as of February 22, 1994, provided however, that Adelphia and its Restricted Subsidiaries may sell additional assets of up to 10% of assets held as of February 22, 1994 if the consideration received from such sale is (i) cash which is used within 12 months to purchase additional systems of equivalent value or (ii) other cable systems of equivalent value.

   Change of Control Offer. Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia shall notify the Trustee in writing of such proposed occurrence or occurrence, as the case may be, and shall make an offer to purchase (the "Change of Control Offer") the Notes at a purchase price equal to 100% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

   Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia also shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the

United States and (b) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at his address appearing in the register of the Notes maintained by the Registrar, a notice stating:

  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and otherwise subject to the terms and conditions set forth herein;

  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 50 days from the date such notice is mailed and no later than 15 days after the date of the corresponding Change of Control Triggering Event) (the "Change of Control Payment Date");

  (3)  that any Note not tendered will continue to accrue interest;

  (4) that, unless Adelphia defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

  (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

  (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

  (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

   Notwithstanding any other provision of this covenant, in the case of a notice of a Change of Control Offer that is being furnished by Adelphia with respect to a proposed Change of Control that has not yet actually occurred, the Company may specify in such notice that holders of the Notes shall be required to notify Adelphia, by a date not later than the date (the "Proposed Change of Control Response Date") which is 30 days from the date of such notice, as to whether such holders will tender their Notes for payment pursuant to the Change of Control Offer and to notify Adelphia of the principal amount of such Notes to be so tendered (with the failure of any holder to so notify Adelphia within such 30-day period to be deemed an election of such holder not to accept such Change of Control Offer). In such event, Adelphia shall have the option, to be exercised by a subsequent written notice to be sent, no later than 15 days after the Proposed Change of Control Response Date, to the same Persons to whom the original notice of the Change of Control Offer was sent, to cancel or otherwise effect the termination of the proposed Change of Control and to rescind the related Change of Control Offer, in which case the then outstanding Change of Control Offer shall be deemed to be null and void and of no further effect.

   On the Change of Control Payment Date, Adelphia shall (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to Adelphia. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   There shall be no purchase of any Notes pursuant to this covenant if there has occurred (prior to, on or after, as the case may be, the tender of such Notes pursuant to the Change of Control Offer, by the holders of such Notes) and is continuing an Event of Default. The Paying Agent will promptly return to the respective holders thereof any Notes (a) the tender of which has been withdrawn in compliance with the Indenture or (b) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to such Notes).

   Because a "Change of Control" for purposes of this covenant is defined in terms of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act) of voting power, there may be circumstances in which the Rigas Family could beneficially own (for purposes of Rule 13d-3) more than 35% of the outstanding voting Capital Stock of Adelphia through options, warrants or other purchase rights while directly holding 35% or less of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors, without a Change of Control Triggering Event occurring. Further, a change in the composition of the Board of Directors of Adelphia could occur without the occurrence of a Change of Control Triggering Event if either the election or the nomination of the new directors was approved by two-thirds of the continuing directors or by the Rigas Family and its Affiliates. See "Certain Definitions--Change of Control."

Adelphia's Other Public Debt

   In addition to the Notes, Adelphia has outstanding 7 7/8% Senior Notes due 2009, 7 1/2% Senior Notes due 2004, 7 3/4% Senior Notes due 2009, 8 1/8% Senior Notes due 2003, 8 3/8% Senior Notes due 2008, 9 1/4% Senior Notes due 2002, 9 7/8% Senior Notes due 2007, 10 1/2% Senior Notes due 2004, 10 1/4% Senior Notes due 2000, 9 1/2% Senior Pay-In-Kind Notes due 2004, 11 7/8% Senior Debentures due 2004 and 9 7/8% Senior Debentures due 2005. For ease of reference, we refer to all of this debt as Adelphia's other public debt in this prospectus supplement.

   The Indenture and the indentures for Adelphia's other public debt, which together represent outstanding indebtedness in the aggregate principal amount of approximately $2.8 billion as of June 30, 1999, adjusted for this offering, provide that Adelphia must make an offer to purchase such debt at a purchase price equal to 100% of the principal amount thereof, plus any accrued but unpaid interest thereon, in the event of circumstances identical to those which trigger a Change of Control Offer under this covenant. In addition, the credit agreements of Adelphia's subsidiaries generally contain provisions under which circumstances that would trigger a Change of Control Offer under this covenant would constitute an event of default under such credit agreements. In the event that Adelphia is required to purchase its outstanding other public debt and the Notes in accordance with such provisions, and the indebtedness under subsidiary credit agreements were to be accelerated, the source of funds for such purchases or payments will be Adelphia's available cash, cash generated from Adelphia's operating activities, and other sources including borrowings, asset sales or equity sales. There can be no assurance that sufficient funds would be available to make any required repurchases under the Indenture and under the indentures for our other public debt or any such required payments under such credit agreements. Although in the past Adelphia has been able to both refinance its indebtedness or obtain new financing, there can be no assurance that Adelphia would be able to do so under such circumstances or that, if Adelphia were able to do so, the terms would be favorable to Adelphia. In the event that Adelphia is required to make a Change of Control Offer, Adelphia will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

Events of Default

   The following events are defined in the Indenture as "Events of Default" with respect to the Notes: (i) default in payment of any principal of such Notes; (ii) default for 30 days in payment of any interest on such Notes; (iii) default by Adelphia in the observance or performance of any other covenant in such Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of such Notes then outstanding; (iv) failure to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of Adelphia or any Restricted Subsidiary or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within ten days after written notice as provided in the Indenture; (v) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Adelphia or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or (vi) certain events involving bankruptcy, insolvency or reorganization of Adelphia or any Restricted Subsidiary with liabilities of greater than $10,000,000 under generally accepted accounting principles as of the date of such bankruptcy, insolvency or reorganization. The Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

   If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all of the Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Notes.

   The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or of the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

Defeasance and Covenant Defeasance

   Adelphia may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes of such series to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and interest on the Notes, on the scheduled due dates therefor in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, Adelphia has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling of the Internal Revenue Service concerning the Notes or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

   From time to time, Adelphia and the Trustee may, without the consent of any holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. Adelphia and the Trustee, with the consent of holders of at least one-half in principal amount of the outstanding Notes, may modify or supplement the Indenture with respect to the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes,
(ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York,
(v) change the amount or time of any payment required by the Notes or provide for the redemption of the Notes prior to maturity, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

Reports to Holders

   So long as Adelphia is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. Even if Adelphia is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission (at such time as it would be required to file such reports under the Exchange Act) and to the Trustee and the holders of the Notes (within 15 days thereafter as required by the Indenture) as if it were subject to such periodic reporting requirements.

Compliance Certificate

   Adelphia will deliver to the Trustee on or before 105 days after the end of its fiscal year and on or before 50 days after the end of its second fiscal quarter in each year an Officer's Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

Global Notes

   Adelphia has established a depositary arrangement with The Depository Trust Company with respect to the Notes, the terms of which are summarized below.

   Upon issuance, all Notes will be represented by one or more Global Notes. The Global Notes representing the Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Notes may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

   So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing the Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note representing the Notes.

   The Global Notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies Adelphia that it is unwilling or unable to continue as Depositary for the Global Notes, (ii) the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(iii) Adelphia in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Global Notes representing the Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

   The following is based on information furnished by the Depositary:

     The Depositary will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). Fully registered Global Notes will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized/book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission (the "Commission").

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Notes representing the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depositary mails an omnibus proxy to Adelphia as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal, premium, if any, and/or interest, if any, on the Global Notes representing the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or Adelphia, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of Adelphia or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Adelphia or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

     Adelphia may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

   The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that Adelphia believes to be reliable, but Adelphia takes no responsibility for the accuracy thereof.

The Trustee

   Bank of Montreal Trust Company is to be the Trustee under the Indenture and is the initial Registrar and Paying Agent with regard to the Notes. Bank of Montreal Trust Company also serves as Registrar and Paying Agent and Trustee under the indentures with respect to the 7 7/8% Notes, the 7 1/2% Notes, the 7 3/4% Notes, the 8 1/8% Notes, the 8 3/8% Notes, the 9 1/4% Notes, the 9 7/8% Notes, the 10 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures as well as indentures with respect to Adelphia Business Solutions' and Olympus' public debt. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

   Set forth below is a summary of some of the defined terms used in the covenants contained in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Adelphia, (ii) which beneficially owns or holds 10% or more of any class of the voting Capital Stock of Adelphia, or (iii) of which 10% or more of the voting Capital Stock is beneficially owned or held by Adelphia, a Restricted Subsidiary or an Unrestricted Subsidiary of Adelphia. Without limitation, an Affiliate also includes any director or executive officer of Adelphia. As used herein, "Affiliate" shall not include a Restricted Subsidiary.

   "Aggregate Excess Restricted Investments" means for any fiscal quarter the aggregate of Excess Restricted Investments with respect to the Restricted Investments in all of the Unrestricted Subsidiaries and Affiliates of Adelphia.

   "Allowable Securities" means (i) cash equivalents, (ii) common or preferred Capital Stock in a Person which (x) has Investment Grade Senior Debt or (y) whose ratio of Indebtedness plus Preferred Stock to Annualized Pro Forma EBITDA is less than 7.75:1, or (iii) debt securities issued by a Person which (x) has Investment Grade Senior Debt or (y) whose Leverage Ratio is less than 7.75:1, provided that the securities in (ii)(y) and (iii)(y) above shall only be deemed to be Allowable Securities if the principal business of the Person is owning and operating cable television systems.

   "Annualized Pro Forma EBITDA" means, with respect to any Person, (i) such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four, minus (ii) in the case of Adelphia only, Adelphia's Aggregate Excess Restricted Investments for such fiscal quarter.

   "Asset Sale" means the sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of Adelphia or of any Restricted Subsidiary, or (c) all or substantially all of the assets of a Company

System or part thereof serving at least 5,000 basic subscribers, a division, line of business or comparable business segment of Adelphia or any Restricted Subsidiary.

   "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

   "Capital Stock Sale Proceeds" means the aggregate net sale proceeds (including the fair market value of property, other than cash, as determined by an independent appraisal firm) received by Adelphia from the issue or sale (other than to a Subsidiary) by Adelphia of any class of its Capital Stock on or after January 1, 1993 (including Capital Stock of Adelphia issued after January 1, 1993 upon conversion of or in exchange for other securities of Adelphia).

   "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

   "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Rigas Family and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia and (b) the Rigas Family, together with its Affiliates, is not at such time the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia, or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Adelphia's Board of Directors (together with any new directors whose election by Adelphia's Board of Directors or whose nomination for election by Adelphia's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Rigas Family and its Affiliates at a time when they had the right or ability by voting right, contract or otherwise to elect or designate for election a majority of Adelphia's Board of Directors) cease for any reason to constitute a majority of the directors then in office.

   "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

   "Consolidated Fixed Charge Ratio" means, for any Person, for any period, the ratio of (i) Annualized Pro Forma EBITDA to (ii) Consolidated Interest Expense for such period multiplied by four.

   "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends and the interest component of rentals in respect of any Capitalized Lease Obligation paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

   "Cumulative Credit" means the sum of (i) Capital Stock Sale Proceeds plus
(ii) cumulative EBITDA of Adelphia from and after January 1, 1993 to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

   "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by Adelphia from January 1, 1993 to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with generally accepted accounting principles.

   "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) consolidated net income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to Adelphia each of the foregoing items shall be determined on a consolidated basis with respect to Adelphia and its Restricted Subsidiaries only.

   "Excess Restricted Investment" means, with respect to any particular Unrestricted Subsidiary or Affiliate of Adelphia for a fiscal quarter, the lesser of the amounts described in the following clauses (i) and (ii), or, if such amounts are equal, such amount:

  (i) the aggregate amount of any Restricted Investments (other than the Initial Investment) made by Adelphia or any Restricted Subsidiary with respect to such Unrestricted Subsidiary or Affiliate and during the twelve-month period ending on the last day of such fiscal quarter;

  (ii) cash income received during such quarter by Adelphia with respect to its Restricted Investments in such Unrestricted Subsidiary or Affiliate multiplied by four;

and provided that cash income from a particular Restricted Investment shall be included only (x) if cash income has been received by Adelphia with respect to such Restricted Investment during each of the previous two fiscal quarters, or
(y) if the cash income derived from such Restricted Investment is attributable to Allowable Securities.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Indebtedness" is defined to mean (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) in the case of Adelphia, Preferred Stock of its Restricted Subsidiaries and (v) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

   "Initial Investment" means the Restricted Investment in a Person made by Adelphia or a Restricted Subsidiary that first results in such Person becoming an Unrestricted Subsidiary or Affiliate of Adelphia, except that in the case of Olympus, "Initial Investment" shall mean any Restricted Investment made in Olympus since February 22, 1994, but only to the extent that such Restricted Investment when aggregated with the other Restricted Investments made in Olympus since such date does not exceed $25,000,000.

   "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

   "Investment Grade Senior Debt" means, with respect to any Person, Indebtedness of such Person which has been rated with an investment grade rating by Moody's or Standard & Poor's.

   "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of Adelphia, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

   "Lien" means with respect to any property or assets of Adelphia (it being understood that for purposes of this definition property or assets of Adelphia do not include property or assets of any Subsidiary of Adelphia) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sale, or other title retention agreement having substantially the same economic effect as any of the foregoing) except for (i) liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings; (iii) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; or (v) liens arising upon entry of a confession of judgment in Pennsylvania courts in connection with borrowings not in excess of $1,000,000 in aggregate.

   "Permitted Investments" means, for any Person, Restricted Investments made on or after February 22, 1994 consisting of (i) advances for less than one year issued in the ordinary course of business for working capital purposes or for the purchase of property, plant and equipment in an amount not to exceed $5,000,000 in the aggregate outstanding, (ii) with respect to a Restricted Investment in Olympus, $25,000,000 plus the aggregate amount of cash income received by Adelphia from Olympus, minus the aggregate amount of all Restricted Investments made since February 22, 1994, with respect to Olympus, (iii) $20,000,000 plus the cash proceeds from the sale or redemption of, or income from, any Restricted Investments made on or after January 1, 1993, minus the aggregate amount of all Restricted Investments (excluding Restricted Investments made with respect to Olympus) since January 1, 1993, (iv) non-cash Restricted Investments made with the non-cash proceeds from the sale or redemption of, or income from, any Restricted Investments, or (v) an amount which, at the time of such Restricted Investment, does not exceed the amount of Restricted Payments that could then be made by Adelphia and its Restricted Subsidiaries under the covenant set forth under "Limitations on Restricted Payments"; provided further that no Restricted Investments may be made under
(ii), (iii), (iv) or (v) unless pro forma for such Restricted Investment Adelphia could incur $1 of debt under the first paragraph of the covenant set forth under "Limitation on Indebtedness."

   "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement,
(ii) in the case of Indebtedness of Adelphia, the average life and the date such Indebtedness is scheduled to mature is not shortened and (iii) in the case of Indebtedness of Adelphia, the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to Adelphia, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of Adelphia.

   "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of Adelphia to effect a Change of Control.

   "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Adelphia to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by Moody's or Standard & Poor's): (a) in the event the Notes are rated by either Moody's or Standard & Poor's on the Rating Date as Investment Grade Senior Debt, the rating of the Notes by both Moody's and Standard & Poor's Corporation shall be below Investment Grade Senior Debt; or (b) in the event the Notes are rated below Investment Grade Senior Debt by both Moody's and Standard & Poor's on the Rating Date, the rating of the Notes by either Moody's or Standard and Poor's shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

   "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

   "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder at any time prior to the maturity of the Notes.

   "Restricted Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate of Adelphia.

   "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities), on or with respect to any shares of Capital Stock of Adelphia or Capital Stock of any Subsidiary which is consolidated with Adelphia in accordance with generally accepted accounting principles consistently applied, except for any dividend or distribution which is made solely to Adelphia or another Subsidiary or dividends or distributions payable solely in shares of Common Stock of Adelphia, or (ii) any redemption, repurchase, retirement or other direct or indirect acquisition of (a) Indebtedness of Adelphia which is subordinate in right of payment to the Notes, except by exchange for or out of the proceeds of the substantially concurrent issuance of Permitted Refinancing Indebtedness or from the proceeds of a sale of Capital Stock by Adelphia or (b) shares of Capital Stock of Adelphia or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock of Adelphia or any securities exchangeable for or convertible into any such shares, other than options issued or shares purchased or granted under Adelphia's Stock Option Plan of 1986 or Adelphia's Restricted Stock Bonus Plan, from any employee of Adelphia or any of its Subsidiaries who, together with any Person that, directly or indirectly, controls (other than by virtue of being directly or indirectly the employer of such employee), is controlled by or is under common control with such employee, owns less than 1% of the outstanding Capital Stock of Adelphia, except for the purchase, redemption, retirement or other acquisition of any shares of Adelphia's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock other than any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to January 15, 2009.

  "Restricted Subsidiary" means (a) any Subsidiary of Adelphia, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture.

  "Rigas Family" means collectively John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of Adelphia's Capital Stock beneficially owned by any of the foregoing have been transferred.

  "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

  "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of Adelphia which is classified after the date of the Indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and (c) any subsidiary which as of the date of the Indenture has been declared an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; provided that a Subsidiary organized or acquired after the date of the Indenture may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, any investment by Adelphia and its Restricted Subsidiaries in such Subsidiary made at the time of the organization or acquisition of such Subsidiary would be a Restricted Investment permissible under the Indenture. The Trustee shall be given prompt notice by Adelphia of each resolution adopted by its Board of Directors under this provision, together with a copy of each such resolution adopted.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

   The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership, and disposition of Notes by an initial beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source; or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The tax treatment of the holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring Notes are subject to rules different from those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions, and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of Notes as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

Interest

   Interest paid by Adelphia to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder
(i) does not actually or constructively own 10% of the total combined voting power of stock of all classes of stock of Adelphia, (ii) is not a controlled foreign corporation with respect to which Adelphia is a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code"), and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

   Interest paid to a Non-United States Holder that is effectively connected with a United States trade or business conducted by such Non-United States Holder is taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and is not subject to withholding tax if the Non-United States Holder gives an appropriate statement to Adelphia or its paying agent in advance of the interest payment. In addition to the graduated tax, effectively connected interest received by a Non-United States Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition

   A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder that is a nonresident alien individual and holds the Note as capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

   If a Non-United States Holder falls under clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens, resident aliens and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-United States Holders may also be subject to the branch profits tax described above.) If an individual Non-United States Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale and may be subject to withholding under certain circumstances.

Federal Estate Taxes

   If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

Information Reporting and Backup Withholding

   Adelphia, when required, will report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

   In the case of payments of interest to Non-United States Holders, Treasury regulations provide that the 31% backup withholding tax and certain information reports will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, except that neither Adelphia nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address, and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain type of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the provisions outlined in the preceding sentence.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

   The Treasury Department has new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms and clarify reliance standards. The new regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders should consult their own tax advisors with respect to the impact, if any, of the new regulations.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated November 10, 1999, we will sell to Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. as Representatives of the Underwriters named below, the $500,000,000 aggregate amount of the Notes offered hereby.

                                                                    Principal
Underwriter                                                           Amount
-----------                                                        ------------
Credit Suisse First Boston Corporation............................ $329,333,333
Salomon Smith Barney Inc..........................................  164,666,667
BNY Capital Markets, Inc..........................................    1,000,000
Chase Securities Inc..............................................    1,000,000
Nesbitt Burns Securities Inc......................................    1,000,000
PNC Capital Markets, Inc..........................................    1,000,000
Scotia Capital Markets (USA) Inc..................................    1,000,000
TD Securities (USA) Inc...........................................    1,000,000
                                                                   ------------
  Total                                                            $500,000,000
                                                                   ============

   The underwriters will offer the Notes for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of both methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriters may do so by selling the Notes to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters and/or the purchasers of the Notes for whom they may act as agents. In connection with the sale of the Notes, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriters may also receive commissions from the purchasers of the Notes for whom they may act as agents. The underwriters and any broker/dealers that participate with the underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions.

   The underwriters are purchasing the Notes from us at 99.204% per Note (representing $495,500,000 aggregate proceeds to us, after we deduct our out-of-pocket expenses of approximately $500,000). The underwriting agreement provides that the underwriters are obligated to purchase all the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in respect thereof.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Transition Report on Form 10-K for the nine months ended December 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1998 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A;

  . our Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 (collectively, the "Form 10-Qs");

  . our Current Reports on Form 8-K for the events dated January 11, 1999, February 22, 1999, February 23, 1999, March 5, 1999, March 30, 1999,
     March 31, 1999, April 9, 1999, April 19, 1999, April 21, 1999, April 23,
     1999, April 27, 1999, April 28, 1999, May 26, 1999, June 22, 1999,
     August 11, 1999, September 9, 1999, September 16, 1999, September 21, 1999, September 29, 1999, September 30, 1999, October 1, 1999, and October 25, 1999;

  . our definitive proxy statement dated October 4, 1999 with respect to the Annual Meeting of Stockholders held on October 25, 1999; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Common Stock Offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   The validity of the Notes will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in this Offering own an aggregate of 5,850 shares of our Class A common stock and 16,460 shares of Adelphia Business Solutions Class A common stock. The validity of the Notes offered hereby will be passed upon on behalf of the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1998 and December 31, 1998, and for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1997 and 1998, and for each of the three years in the period ended
December 31, 1998, all incorporated in this prospectus supplement by reference from Adelphia's Transition Report on Form 10-K for the nine months ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended

December 31, 1998, have been incorporated in this prospectus supplement by reference from Adelphia's Current Report on Form 8-K filed September 9, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communication Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998, incorporated by reference in this prospectus supplement from Adelphia's Current Report on Form 8-K filed April 19, 1999, and the consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus supplement from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   Prospectus

                      ADELPHIA COMMUNICATIONS CORPORATION

                                Debt Securities
                                Preferred Stock
                              Class A Common Stock
                              Class B Common Stock

This prospectus relates to:

 . Adelphia Communications Corporation's debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

 . shares of preferred stock of Adelphia issuable in series designated by the board of directors of Adelphia,

 .  shares of Class A common stock, and

 . shares of Class B common stock, which may be offered in combination or separately from time to time by Adelphia.

   The aggregate initial offering price of all of the securities which may be sold pursuant to this prospectus will not exceed U.S. $5,000,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia.

   The Class A common stock is quoted on the Nasdaq National Market. The Class A common stock's ticker symbol is "ADLAC." On May 6, 1999, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $75.25.

   Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock; however, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

   You should carefully review "Risk Factors" beginning on page 4 for a discussion of things you should consider when investing in securities of Adelphia.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This Prospectus May Not Be Used To Consummate Sales Of Securities Unless Accompanied By A Prospectus Supplement.

                               ----------------

                  The date of this Prospectus is May 14, 1999.

                               TABLE OF CONTENTS

Adelphia...................................................................    2

Risk Factors...............................................................    4

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..   16

Dilution...................................................................   17

Use of Proceeds............................................................   17

Description of Debt Securities.............................................   18

Description of Capital Stock...............................................   31

Book Entry Issuance........................................................   36

Plan of Distribution.......................................................   38

Where You Can Find More Information........................................   40

Legal Matters..............................................................   41

Experts....................................................................   42

                                    ADELPHIA

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of December 31, 1998, we owned or managed cable television systems with broadband networks that passed in front of 3,252,830 homes and served 2,304,325 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1998, the broadband networks for these systems passed in front of 2,131,978 homes and served 1,528,307 basic subscribers.

   We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of December 31, 1998, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 177,250 homes and served 134,443 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of December 31, 1998, the broadband networks for this system passed in front of 943,602 homes and served 641,575 basic subscribers.

   Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of December 31, 1998, Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 markets. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   Please see the applicable prospectus supplement and Adelphia's recent public filings for recent developments.

                                  RISK FACTORS

   Before you invest in Adelphia's securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any securities of Adelphia.

High Level Of
Indebtedness

   As of December 31,      Adelphia has a substantial amount of debt. We
1998, we owed              borrowed this money to purchase and to expand our
approximately $3.5         cable systems and other operations and, to a lesser
billion. Our high level    extent, for investments and loans to our
of indebtedness can have   affiliates. At December 31, 1998, our indebtedness
important adverse          totaled approximately $3,527,452,000. This included
consequences to us and     approximately:
to you.

                              . $1,810,212,000 of Adelphia Parent Company public debt. When we use the term "Adelphia Parent Company" in this prospectus, we are referring only to Adelphia Communications Corporation as a parent holding company entity, and not to its subsidiaries;

                              .  $1,246,456,000 of debt owed by our
                                 subsidiaries to banks, other financial
                                 institutions and other persons; and

                              .  $470,784,000 of public debt owed by Hyperion.

   Debt service consumes   Our high level of indebtedness can have important
a substantial portion of   adverse consequences to us and to you. It requires
the cash we generate.      that we spend a substantial portion of the cash we
This could affect our      get from our business to repay the principal and
ability to invest in our   interest on these debts. Otherwise, we could use
business in the future     these funds for general corporate purposes or for
as well as to react to     capital improvements. Our ability to obtain new
changes in our industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at December 31, 1998, the Adelphia Parent Company also had approximately $148,191,000 and Hyperion had approximately $228,674,000 of redeemable exchangeable preferred stock which contain payment obligations that are similar to our debt obligations in these respects.
                           Olympus also has a substantial amount of debt.

   Approximately 32% of    Our debt comes due at various times up to the year
this debt must be paid     2009, including an aggregate of approximately
by April 1, 2003 and all   $1,126,169,000 which, as of December 31, 1998, we
of it must be paid by      must pay by April 1, 2003.
2009.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be       .  constructing and upgrading our plant and
Able To Upgrade Our              networks--some of these upgrades we must make
Plant, Offer Services,           to comply with the requirements of local
Make Payments When Due           cable franchise authorities;
Or Refinance Existing
Debt.                         .  offering new services;

                              .  scheduled principal and interest payments;

                              .  refinancing existing debt; and

                              .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses   The Total Convertible Preferred Stock, Common Stock
And Negative               and Other Stockholders' Equity (Deficiency) at
Stockholders' Equity And   December 31, 1998 was a deficit of approximately
We Expect This To          $1,021,746,000. Our continuing net losses, which
Continue                   are mainly due to our high levels of depreciation
                           and amortization and interest expense, have created this deficiency. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                              .  fiscal year ended March 31, 1996--
                                 $119,894,000;

                              .  fiscal year ended March 31, 1997--
                                 $130,642,000;

                              .  fiscal year ended March 31, 1998--
                                 $192,729,000; and

                              .  nine months ended December 31, 1998--
                                 $135,848,000.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have       Our earnings could not pay for our combined fixed
been insufficient to pay   charges and preferred stock dividends during these
for our fixed charges      periods by the amounts set forth in the table
and preferred stock        below, although combined fixed charges and
dividends.                 preferred stock dividends included substantial non-
                           cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                         Earnings     Non-Cash
                                        Deficiency    Charges
                                       ------------ ------------
                 .  fiscal year ended
                    March 31, 1996     $ 78,189,000 $127,319,000
                 .  fiscal year ended
                    March 31, 1997     $ 61,848,000 $165,426,000
                 .  fiscal year ended
                    March 31, 1998     $113,941,000 $195,153,000
                 .  nine months ended
                    December 31, 1998  $116,899,000 $186,022,000

                           Historically, the cash we generate from our
   If we could not         operating activities and borrowings has been
refinance our debt or      sufficient to meet our requirements for debt
obtain new loans, we       service, working capital, capital expenditures, and
would likely have to       investments in and advances to our affiliates, and
consider various options   we have depended on getting additional borrowings
such as the sale of        to meet our liquidity requirements. Although in the
additional equity or       past we have been able both to refinance our debt
some of our assets to      and to obtain new debt, there can be no guarantee
meet the principal and     that we will be able to continue to do so in the
interest payments we       future or that the cost to us or the other terms
owe, negotiate with our    which would affect us would be as favorable to us
lenders to restructure     as our current loans and credit agreements. We
existing loans or          believe that our business will continue to generate
explore other options      cash and that we will be able to obtain new loans
available under            to meet our cash needs. However, the covenants in
applicable laws            the indentures and credit agreements for our
including those under      current debt limit our ability to borrow more
reorganization or          money.
bankruptcy laws. We can
not guarantee that any
options available to us
would enable us to repay
our debt in full.

Competition

   Our cable television    The telecommunications services provided by
business is subject to     Adelphia are subject to strong competition and
strong competition from    potential competition from various sources. Our
several sources which      cable television systems compete with other means
could adversely affect     of distributing video to home televisions such as
revenue or revenue         Direct Broadcast Satellite systems, commonly known
growth.                    as DBS systems, and Multichannel Multipoint
                           Distribution systems. Some of the regional Bell telephone operating companies and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service. The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions. The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

   Hyperion's operations   In each of the markets served by Hyperion's
are also subject to risk   networks, the competitive local exchange carrier
because Hyperion           services offered by Hyperion compete principally
competes principally       with the services offered by the incumbent local
with established local     telephone exchange carrier company serving that
telephone carriers that    area. Local telephone companies have long-standing
have long-standing         relationships with their customers, have the
utility relationships      potential to subsidize competitive services from
with their customers and   monopoly service revenues, and benefit from
pricing flexibility for    favorable state and federal regulations. The merger
local telephone            of Bell Atlantic and NYNEX created a very large
services.                  company whose combined territory covers a
                           substantial portion of Hyperion's markets. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and us.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              .  charge excessive fees to Hyperion for
                                 interconnection to the incumbent local
                                 telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the interconnection
approval to offer long     requirements of the federal Telecommunications Act
distance service in        of 1996. To date, the FCC has denied the requests
competition with           for approval filed by regional Bell operating
Hyperion's significant     companies in Hyperion's operating areas. However,
customers, some of         an approval of such a request could result in
Hyperion's major           decreased market share for the major long distance
customers could lose       carriers which are among Hyperion's significant
market share.              customers. This could have a material adverse
                           effect on Hyperion.

   The regional Bell       Some of the Regional Bell operating companies have
telephone companies        also recently filed petitions with the FCC
continue to seek other     requesting waivers of other obligations under the
regulatory approvals       federal Telecommunications Act of 1996. These
that could significantly   involve services Hyperion also provides such as
enhance their              high-speed data, long distance, and services to
competitive position       Internet Service Providers. If the FCC grants the
against Hyperion.          regional Bell operating companies' petitions, this
                           could have a material adverse effect on Hyperion.

   Potential competitors   Potential competitors for Hyperion include other
to Hyperion's              competitive local exchange carriers, incumbent
telecommunications         local telephone companies which are not subject to
services include the       regional Bell operating companies' restrictions on
regional Bell telephone    offering long distance service, AT&T, MCIWorldCom,
companies, AT&T,           Sprint and other long distance carriers, cable
MCIWorldCom and Sprint,    television companies, electric utilities, microwave
electric utilities and     carriers, wireless telecommunications providers and
other companies that       private networks built by large end users. Both
have advantages over       AT&T and MCIWorldCom have announced that they have
Hyperion.                  begun to offer local telephone services in some
                           areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and Tele-Communications, Inc. have merged. Although
                           Hyperion has good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

We Are Subject To
Extensive Regulation

   Our cable television    The cable television industry and the provision of
and telecommunications     local telephone exchange services are subject to
businesses are heavily     extensive regulation at the federal, state and
regulated as to rates we   local levels, and many aspects of such regulation
can charge and other       are currently the subject of judicial proceedings
matters. This regulation   and administrative or legislative proposals. In
could limit our ability    particular, the FCC adopted regulations that limit
to increase rates, cause   our ability to set and increase rates for our basic
us to decrease then        and cable programming service packages and for the
current rates or require   provision of cable television-related equipment.
us to refund previously    The law permits certified local franchising
collected fees.            authorities to order refunds of rates paid in the
                           previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

                           The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

   The federal
Telecommunications Act     The federal Telecommunications Act of 1996
of 1996 may have a         substantially changed federal, state and local laws
significant impact on      and regulations governing our cable television and
our cable television and   telecommunications businesses. This law could
telephone businesses.      materially affect the growth and operation of the
                           cable television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the shortand long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

Unequal Voting Rights Of   Adelphia has two classes of common stock--Class A
Stockholders               which carries one vote per share and Class B which
                           carries ten votes per share. Under our Certificate of Incorporation, the Class A shares elect only one of our directors.

Control Of Voting Power    As of May 1, 1999, the Rigas family beneficially
By The Rigas Family        owned outstanding shares representing about 42% of
                           the total number of outstanding shares of both
   The Rigas family can    classes of Adelphia's common stock and about 77% of
control stockholder        the total voting power of Adelphia's shares. The
decisions on very          public holds a majority of the outstanding Class A
important matters.         shares, although the Rigas family also owns about
                           30% of those shares as of May 1, 1999. The Rigas family owns about 99% of Adelphia's Class B shares.
                           The Rigas family also owns shares of Adelphia's 8
                           1/8% Series C Cumulative Convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. The Rigas family also has agreed to acquire 4,114,549 shares of Class B common stock, and has rights to acquire up to an additional 2,057,275 shares of Class B common stock. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family as of May
                           1, 1999 have the power to elect seven of eight
                           Adelphia directors, and if they converted their convertible preferred stock might be able to elect all eight directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with us, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Holding Company            The Adelphia Parent Company directly owns no
Structure And Potential    significant assets other than stock, partnership
Impact Of Restrictive      interests, equity and other interests in our
Covenants In Subsidiary    subsidiaries and in other companies. This creates
Debt Agreements            risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures, and the credit agreements
Company depends on its     for bank and other financial institution loans, of
subsidiaries and other     our subsidiaries and other companies restrict their
companies in which it      ability and the ability of the companies they own
has investments, to fund   to make payments to the Adelphia Parent Company.
its cash needs.            These agreements also place other restrictions on
                           the borrower's ability to borrow new funds and include requirements for the borrowers to remain in compliance with the loans. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will    Adelphia has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Shares Through The         doing so in the foreseeable future. As a result, it
Payment Of Cash            is unlikely that you will receive a return on your
Dividends                  shares through the payment of cash dividends.

Future Sales Of            Sales of a substantial number of shares of Class A
Outstanding Common Stock   common stock or Class B common stock, including
Could Adversely Affect     sales by any pledgees of such shares, could
The Market Price Of Our    adversely affect the market price of our Class A
Common Stock               common stock and could impair our ability in the
                           future to raise capital through stock offerings.
                           Under various registration rights agreements or arrangements, as of May 1, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the Class A common stock--15,029,119 shares, Class B common stock--
                           10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and convertible preferred stock--
                           80,000 shares and the 9,433,962 shares of Class A common stock into which they may be converted.
                           Among others, Adelphia has registered or agreed to register for public sale the following shares:

                              . for the Rigas family--up to 11,000,000 shares of Class A common stock, 80,000 shares of convertible preferred stock and the Class A common stock issuable upon conversion of the convertible preferred stock;

                              . for Booth American Company--3,571,428 shares of Class A common stock owned as of March 24, 1998;

                              . for the selling stockholders receiving shares in the Verto Communications, Inc. acquisition--2,561,024 shares of Class A common stock;

                              . for a Rigas family partnership--4,000,000 shares of Class A common stock purchased by it in connection with the January 14, 1999 equity offerings;

                              . for the owners of FrontierVision Partners, L.P.--7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition pending as of May 1, 1999, and for the benefit of FrontierVision in certain circumstances if that transaction does not close, 1,000,000 shares of Class A common stock; and

                              . in connection with the Century Communications Corp. acquisition pending as of May 1, 1999, Adelphia expects to register approximately 48,700,000 shares of Class A common stock.

                           Approximately 14,904,000 shares of Class A common stock and up to 80,000 shares of convertible preferred stock, including the underlying Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Purchasers Of Our Common   Persons purchasing common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.


Adelphia's Acquisitions    Because we are experiencing a period of rapid
And Expansion Could        expansion through acquisition, the operating
Involve Operational        complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage its employee base.

                           The Century, FrontierVision and Harron
                           Communications Corp. acquisitions, all pending as of May 1, 1999, involve the acquisition of companies that have previously operated independently. We may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

                           Because the cable systems in our pending acquisitions are in the same industry as those of Adelphia, the acquired systems will generally be subject to the same risks as those of Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks To Our Business      computerized systems and technologies to recognize
Operations In Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems;

                              .  customer billing systems;

                              .  customer service systems;

                              . telecommunication transmission and reception systems; and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking
Statements In This         The statements contained or incorporated by
Prospectus Are Subject     reference in this prospectus that are not
To Risks And               historical facts are "forward-looking statements"
Uncertainties              and can be identified by the use of forward-looking
                           terminology such as "believes," "expects," "may,"
                           "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's 1998 Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                        Fiscal Year Ended March 31,
----------------------------------------------------------------------------------------------------------
   1994             1995                       1996                       1997                       1998
   -----            -----                      -----                      -----                      -----
     --                --                         --                         --                         --

   For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, and the nine months ended December 31, 1998, Adelphia's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $65,997,000, $69,146,000, $78,189,000, $61,848,000, $113,941,000, and
$116,899,000, respectively.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of December 31, 1998 was a deficit of approximately $2,050,905,000 or negative $48.72 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the January 14, 1999 equity offerings, the purchase price of a single share initially sold to the public was $45.00 and the net tangible book value dilution per share was $78.53 based on net tangible book value as of December 31, 1998. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

   The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Parent Company's other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia, whether under the indentures, any other indenture that Adelphia may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

  . the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia to defer payment of principal;

  . the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia to defer any interest payment;

  . the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Adelphia will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia in respect of the debt securities and the indenture may be made;

  . any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia pursuant to any sinking fund or otherwise;

  . the obligation, if any, of Adelphia to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  . the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

  . if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

  . any additions, modifications or deletions in the events of default or covenants of Adelphia specified in the indenture with respect to the debt securities;

  . if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  . any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

  . subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

  .  the appointment of any trustee, registrar, paying agent or agents;

  . the terms and conditions of any obligation or right of Adelphia or a holder to convert or exchange debt securities into preferred securities or other securities;

  . whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

  . any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

   If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

Denominations, Registration and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

   Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia with respect to any series, Adelphia may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia maintains a transfer agent in each place of payment for the series. Adelphia may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption, neither Adelphia nor the trustee will be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

  . transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia if the debt securities are offered and sold directly by Adelphia. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

   So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

   Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Adelphia expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia within 90 days, Adelphia will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia payment of any interest may be made:

  . except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

  . by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia may at any time designate additional paying agents or rescind the designation of any paying agent; however, Adelphia will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

   Any moneys deposited with the trustee or any paying agent, or held by Adelphia in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia, be repaid to Adelphia or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia for payment.

Option to Defer Interest Payments or to Pay-in-Kind

   If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia. If:

  . Adelphia defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  . an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia by the holders of senior indebtedness, then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia, its creditors or its property;

  . any proceeding for the liquidation, dissolution or other winding-up of Adelphia, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  .  any assignment by Adelphia for the benefit of creditors; or

  .  any other marshaling of the assets of Adelphia;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia.

   The term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

  . all indebtedness of Adelphia, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  . any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia is responsible or liable as guarantor or otherwise; and

  . amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

   Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia. As of December 31, 1998, senior indebtedness of the Adelphia Parent Company aggregated approximately $1,810,212,000. In addition, because Adelphia is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia's subsidiaries.

Modification of Indentures

   From time to time, Adelphia and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

  . to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

  . to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

  . to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

   In addition, under the indentures, Adelphia and the trustee may modify some rights, covenants and obligations of Adelphia and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

   In addition, Adelphia and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Events of Default

   The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

  . failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

  . failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Adelphia from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

  . default resulting in acceleration of other indebtedness of Adelphia for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia by the trustee or to Adelphia and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  .  certain events in bankruptcy, insolvency or reorganization of Adelphia.

   The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

   The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia is required to file annually with the trustees a certificate as to whether or not Adelphia is in compliance with all the conditions and covenants applicable to it under the indentures.

   In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

   No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Consolidation, Merger, Sale of Assets and Other Transactions

   Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

  . either Adelphia is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia's obligations on the debt securities under a supplemental indenture; and

  . immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia that may adversely affect holders of the debt securities.

Satisfaction and Discharge; Defeasance

   The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

  .  have become due and payable, or

  . will become due and payable at their stated maturity within one year, and Adelphia deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia will be deemed to have satisfied and discharged the indenture.

   The indentures provide that Adelphia may elect either:

  . to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

  . to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

   Such a trust may be established only if, among other things, Adelphia has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

   Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

   Unless otherwise indicated in the applicable prospectus supplement, Adelphia may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

   Adelphia will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Certain Covenants

   The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

Governing Law

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

   Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws as of April 18, 1999 is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are exhibits to the registration statement covering this prospectus.

   Adelphia's authorized capital stock consists of 200,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock, and 5,000,000 shares of preferred stock.

Common Stock

   Dividends. Holders of Class A common stock and Class B common stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for this purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over common stock as to dividends. No dividend may be declared or paid in cash or property on either class of common stock, however, unless simultaneously a dividend is paid on the other class of common stock as follows. In the event a cash dividend is paid, the holders of Class A common stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B common stock. In the event of a property dividend, holders of each class of common stock are entitled to receive the same value per share of common stock outstanding. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same percentage dividend (payable in Class A common stock) as the holders of Class B common stock receive (payable in Class B common stock).

   Voting Rights. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

  .  for the election of directors, and

  .  as otherwise provided by law.

   In the annual election of directors, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A common stock and Class B common stock, voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B common stock have sufficient voting power to elect the remaining seven members of the current eight-member board of directors. Holders of Class A common stock and Class B common stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A common stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A common stock.

   Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A common stock are entitled to a preference of $1.00 per share. After this amount is paid, holders of the Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

   Other Provisions. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights. Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of common stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

   The 5,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's board of directors may authorize without further action by Adelphia's stockholders, including but not limited to:

  . the distinctive designation of each series and the number of shares that will constitute the series;

  .  the voting rights, if any, of shares of the series;

  . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

  . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding three classes of preferred stock--8 1/8% Series C Convertible preferred stock, 13% Cumulative Exchangeable preferred stock and 5 1/2% Series D Convertible preferred stock. For ease of reference, we refer to the 8 1/8% Series C convertible preferred stock as the 8 1/8% Convertible preferred stock, to the 13% Series B Cumulative Exchangeable preferred stock as the Exchangeable preferred stock and to the 5 1/2% Series D Convertible preferred stock as the 5 1/2% Convertible preferred stock; and

  . In connection with the foregoing designations, the maximum number of shares authorized of 8 1/8% Convertible preferred stock, Exchangeable preferred stock and 5 1/2% Convertible preferred stock is 100,000 shares, 1,500,000 shares and 2,875,000 shares, respectively. The 8 1/8% Convertible preferred stock, Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank senior to the common stock of Adelphia with respect to dividends and liquidation. The 8 1/8% Convertible preferred stock, Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank equal in right of payment as to dividends and upon liquidation, dissolution or winding-up of Adelphia, except that no cash dividends nor any distributions may be declared or paid on, nor any redemptions made with respect to the Exchangeable preferred stock or the 5 1/2% Convertible preferred stock unless full cumulative dividends have been paid on all outstanding shares of 8 1/8% Convertible preferred stock for all prior dividend periods.

   8 1/8% Convertible Preferred Stock. The 8 1/8% Convertible preferred stock accrues cumulative dividends at the rate of 8 1/8% per annum, or $81.25 per share of the 8 1/8% Convertible preferred stock per annum. The 8 1/8% Convertible preferred stock has a liquidation preference of $1,000 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 8 1/8% Convertible preferred stock are entitled to receive the liquidation preference for the 8 1/8% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

   Each share of 8 1/8% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $8.48 per share of Adelphia Class A common stock, or approximately 117.9245 shares of Class A common stock per share of 8 1/8% Convertible preferred stock. The conversion price is subject to adjustment if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of common stock. The 8 1/8% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the 8 1/8% Convertible preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 8 1/8% Convertible preferred stock. The 8 1/8% Convertible preferred stock is not subject to mandatory redemption.

   The 8 1/8% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at 104%, 102% and 100% of the liquidation preference of the 8 1/8% Convertible preferred stock plus accrued dividends in the years beginning August 1, 2000, 2001 and 2002 and thereafter, respectively.

   Exchangeable Preferred Stock. The shares of Exchangeable preferred stock are redeemable at the option of Adelphia, on or after July 15, 2002. Adelphia is required, subject to certain conditions, to redeem all of the Exchangeable preferred stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable preferred stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually. The Exchangeable preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the Exchangeable preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the Exchangeable preferred stock.

   5 1/2% Convertible Preferred Stock. The 5 1/2% Convertible preferred stock accrues cumulative dividends at the rate of 5 1/2% per annum, or $11.00 per share of the 5 1/2% Convertible preferred stock per annum. The 5 1/2% Convertible preferred stock has a liquidation preference of $200 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 5 1/2% Convertible preferred stock are entitled to receive the liquidation preference for the 5 1/2% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

   Each share of 5 1/2% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $81.45 per share of Adelphia Class A common stock, or approximately 2.45549 shares of Class A common stock per share of 5 1/2% Convertible preferred stock. The conversion price is subject to adjustment in certain circumstances, such as if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of Class A common stock. The 5 1/2% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless dividends are in arrears in an amount equal to at least six quarters. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 5 1/2% Convertible preferred stock and serve until the arrearage is eliminated. The 5 1/2% Convertible preferred stock is not subject to mandatory redemption.

   The 5 1/2% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after May 1, 2002, at the option of Adelphia in shares of Class A common stock at a redemption price of $206 per share plus accrued and unpaid dividends, if any, to the redemption date, or for cash at a redemption price of $200 per share plus accrued and unpaid dividends.

   The rights of holders of shares of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of preferred stock that may be designated and issued in the future.

   We will describe the particular terms and conditions of a series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to such series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

  .  its title;

  . the number of shares offered, any liquidation preference per share and the purchase price;

  . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

  . if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

  .  any procedures for any auction and remarketing;

  .  any provisions for a sinking fund;

  .  any provisions for redemption;

  . any listing of such preferred stock on any securities exchange or market;

  . the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia, including the conversion price (or manner of calculation thereof) and conversion period;

  . the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia, including the exchange price (or manner of calculation thereof) and exchange period;

  .  any voting rights;

  . a discussion of any applicable material and/or special United States federal income tax considerations;

  . whether interests in that series of preferred stock will be represented by depositary shares;

  . its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia;

  . any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia; and

  . any other specific terms, preferences, rights, limitations or restrictions.

Transfer Agent

   The Transfer Agent and Registrar for the Class A common stock, the Exchangeable preferred stock and the 5 1/2% Convertible preferred stock is American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B common stock is Adelphia.

                              BOOK ENTRY ISSUANCE

   Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. Such securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global securities will be issued for such securities representing in the aggregate the total number of such securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security, commonly referred to as the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Adelphia, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. In the event that a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. Adelphia, at its option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Adelphia believe to be accurate, but Adelphia assumes no responsibility for the accuracy thereof. Adelphia has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by Adelphia to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

   Offers to purchase securities may be solicited by agents designated by Adelphia from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, Adelphia will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

   Adelphia may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

   Offers to purchase securities may be solicited directly by Adelphia and those sales may be made by Adelphia directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

   Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for Adelphia. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

   If so indicated in a related prospectus supplement, Adelphia may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia to indemnification by Adelphia against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   We are is incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

  . our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998;

  . our Current Reports on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998, November
     9, 1998, November 12, 1998, December 23, 1998, January 11, 1999,
     February 22, 1999, February 23, 1999, March 5, 1999, March 30, 1999,
     March 31, 1999, April 9, 1999, April 19, 1999, April 21, 1999, April 23,
     1999, and April 28, 1999.

  . our definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                        Adelphia Communications Corporation
                               Main at Water Street
                          Coudersport, Pennsylvania 16915
                           Attention: Investor Relations
                             Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia's securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein and in this registration statement from Adelphia's Current Report on Form 8-K filed April 19, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 ADELPHIA LOGO